EXHIBIT 99.1

Press Release

Financial Contact:

Michael J. Casey

Chief Financial Officer

MAPICS, Inc.

(678) 319-8359

mike.casey@mapics.com

MAPICS REPORTS CONTINUED IMPROVEMENT IN EARNINGS

FOR FIRST FISCAL QUARTER 2004

Revenue and Earnings Increase Year-Over-Year

ATLANTA (January 29, 2004)—MAPICS, Inc. (Nasdaq/NM: MAPX) announced results for its first fiscal quarter ended December 31, 2003.

Key quarterly highlights (versus year-ago period) for MAPICS include:

•	Total revenue increased by 39% to $43.0 million from $31.0 million.
•	License revenue increased by 38% to $11.7 million from $8.5 million.
•	License contract volume increased by 18% to $9.2 million from $7.8 million.
•	Services revenue increased by 39% to $31.3 million from $22.6 million.
•	Earnings increased to $0.09 per share from $0.07 per share.
•	Signed 37 new customer accounts during the quarter compared with 15 new accounts in the same quarter of last year.
•	Delivered further Java-based enhancements to our i-Series ERP solution and a new enterprise business intelligence offering.
•	Made available SyteLine release 7.03 that provides the infrastructure to enable localizations for China, Germany, France, Japan and Mexico that are scheduled to be delivered in March.

The Company reported GAAP net income for its first fiscal quarter of $2.3 million, or $0.09 per share (diluted) compared to net income of $1.4 million or $0.07 per share in the prior year. The increase in diluted shares to 25.9 million in the first quarter of 2004 from 20.5 million in 2003 results primarily from shares issued in connection with the Frontstep acquisition.

“This quarter represents our third consecutive quarter of growing profitability as a new company incorporating the Frontstep acquisition,” remarked Dick Cook, president and chief executive officer. “We are well along the way to transforming our company to deliver much of our license revenue from Microsoft platform solutions, either as the ERP backbone platform or as strategic extensions to existing implementations. While i-Series revenue and our overall performance internationally did not achieve our first quarter objectives, our i-Series pipeline remains strong. We are also very pleased with the market’s acceptance of MAPICS’ SyteLine ERP. We successfully closed a SyteLine 7 transaction for more than $1 million in license revenue, beating out a number of our Tier 1 competitors. Our sequential SyteLine license revenue growth demonstrates its solid traction and we look forward to improved performance internationally when our localized SyteLine 7.03 product is made available in more markets.”

Business Outlook For Fiscal 2004

The dynamics of our business are changing faster than we anticipated as we transition to greater license volume from our SyteLine solution. In addition, we now believe that our international business will improve more modestly over the second half. We remain confident in our ability to drive improved profitability from operations particularly in the last fiscal quarter, and are continuing to take the actions necessary to achieve significant earnings growth. We are therefore updating our outlook for the remainder of the fiscal year. The Company now expects total revenue of $170 million to $180 million, with adjusted earnings in the range of $0.50 to $0.55 per share (diluted).

About MAPICS

MAPICS is one of the largest global solutions provider focused exclusively on manufacturing. Building on more than 25 years of industry experience and proven success, MAPICS helps manufacturers be world class by gaining market share, operating at peak efficiency, and exceeding customer expectations. MAPICS solutions include software – extended ERP, CRM, and supply chain management – and professional services. The solutions are implemented on the two industry-leading technology platforms – Microsoft and IBM.

Headquartered in Atlanta, MAPICS has implemented solutions in more than 10,000 customer sites in more than 70 countries. For more information, visit www.mapics.com.

The live broadcast of MAPICS’ quarterly conference call will be available online at www.mapics.com or www.fulldisclosure.com on January 29, 2003, beginning at 5:00 p.m. (Eastern Daylight Time). The online replay will be available at approximately 7:00 p.m. (Eastern Standard Time) and continue for 30 days.

MAPICS is a trademark of MAPICS, Inc. The correct usage of the MAPICS name is all capitals. Other brand and product names may be trademarks of their respective owners.

Forward Looking Disclaimer and Quiet Period Notice

The statements regarding future financial performance are based on current expectations. These statements are forward looking. Actual results may differ materially, especially in the current uncertain economic environment. These statements do not reflect the potential impact of mergers, acquisitions or other business combinations that may occur after the date of this release and also assume some modest improvement in the relevant economic environment and in capital spending over the year.

MAPICS will make this press release containing its published financial expectations available on its web site at www.mapics.com. Beginning March 17, 2004, MAPICS will observe a “Quiet Period” during which MAPICS and its representatives will not comment concerning previously published financial expectations. Prior to the start of the Quiet Period, the public can continue to rely on the expectations published in this Business Outlook section as still being MAPICS current expectation on matters covered, unless MAPICS publishes a notice stating otherwise. The public should not rely on previously published expectations during the Quiet Period, and MAPICS disclaims any obligation to update any previously published financial expectations during the Quiet Period. The Quiet Period will extend until the date when MAPICS’ next quarterly earnings release is published, presently scheduled for the fourth week of April 2004.

Statements in this press release or otherwise attributable to MAPICS regarding its business which are not historical fact including, without limit, those regarding future financial performance as contained in the Business Outlook section above, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Many factors could cause MAPICS actual results to differ materially from those expressed in the forward-looking statements including, without limit, the size and timing of license transactions and the mix of license revenue among our products, our ability to accurately forecast revenue, the effect of fluctuations in the economy including the effects of any outbreak of hostilities, the effect of economic conditions on the spending patterns of our customers, the ability to maintain adequate cash flow, the ability to successfully integrate acquisitions, the ability to maintain a satisfactory credit facility, the impact of competitive products and services, our relationship with our Affiliates and suppliers, the ability to improve sales, the ability to manage costs and expenses, the availability of qualified resources, the ability to develop and enhance products, and other risks detailed in the MAPICS Annual Report on Form 10-K and other filings with the SEC. MAPICS undertakes no obligation to revise or publicly update these forward-looking statements, whether as a result of new information, changed assumptions, or otherwise.

MAPICS, Inc. and Subsidiaries

Selected Condensed Consolidated Financial Data

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2003	2002
Total revenue	$43,035	$31,052
Net income	$2,284	$1,416
Net income per common share (basic)	$0.10	$0.08
Weighted average common shares (basic)	23,000	18,389
Net income per common share (diluted)	$0.09	$0.07
Weighted average common shares (diluted)	25,928	20,469

MAPICS, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2003	2002
Revenue:
License	$11,693	$8,470
Services	31,342	22,582

Total revenue	43,035	31,052

Operating expenses:
Cost of license revenue	4,997	3,647
Cost of services revenue	12,887	8,057
Selling and marketing	11,804	10,450
Product development	3,630	3,576
General and administrative	5,939	3,104

Total operating expenses	39,257	28,834

Income from operations	3,778	2,218
Interest expense, net	(153)	30

Income before income tax expense	3,625	2,248
Income tax expense	1,341	832

Net income	$2,284	$1,416

Net income per common share – BASIC	$0.10	$0.08

Weighted average number of common shares outstanding	23,000	18,389

Net income per common share – DILUTED	$0.09	$0.07

Weighted average number of common shares and common equivalent shares outstanding	25,928	20,469

MAPICS, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2003	September 30, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,603	$21,360
Accounts receivable, net	35,496	40,745
Deferred royalties and commissions	12,568	14,673
Other current assets, net	9,771	13,352

Total current assets	78,438	90,130
Property and equipment, net	5,679	5,951
Computer software costs, net	28,854	29,231
Goodwill and other intangible assets, net	49,598	49,708
Other non-current assets, net	19,007	17,901

Total assets	$181,576	$192,921

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$35,626	$41,699
Current portion of debt	11,250	9,500
Restructuring reserve, current	1,978	4,272
Deferred license revenue	14,350	16,578
Deferred services revenue	53,314	58,751

Total current liabilities	116,518	130,800
Long term debt	8,000	9,500
Restructuring reserve, non-current	2,144	2,017
Other non-current liabilities	875	954

Total liabilities	127,537	143,271
Total shareholders’ equity	54,039	49,650

Total liabilities and shareholders’ equity	$181,576	$192,921

MAPICS, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2003	2002
Cash flows from operating activities:
Net income	$2,284	$1,416
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	696	543
Amortization	3,460	1,752
Provision for bad debts	704	166
Deferred income taxes	1,354	143
Other non-cash items, net	11	100
Changes in operating assets and liabilities:
Accounts receivable	4,766	3,292
Deferred royalties & commissions	2,156	688
Other assets, current & non-current	1,217	180
Restructuring reserve, current & non-current	(1,260)	(172)
Deferred license revenue	(2,294)	54
Deferred services revenue	(5,792)	(4,003)
Other liabilities, current & non-current	(7,561)	(1,627)

Net cash provided by (used for) operating activities	(259)	2,532

Cash flows from investing activities:
Purchases of property and equipment	(420)	(329)
Additions to computer software costs	(2,563)	(805)
Acquisition related costs	—	(653)

Net cash used for investing activities	(2,983)	(1,787)

Cash flows from financing activities:
Proceeds from stock options exercised	1,838	—
Proceeds from employee stock purchases	264	—
Proceeds from revolving credit facility	1,500	—
Principal repayments of long-term debt	(1,250)	—
Other financing activities, net	(9)	203

Net cash provided by financing activities	2,343	203

Effect of exchange rate changes on cash	142	19

Net increase (decrease) in cash and cash equivalents	(757)	967
Cash and cash equivalents at beginning of period	21,360	23,661

Cash and cash equivalents at end of period	$20,603	$24,628

Note: Certain prior year amounts have been reclassified to conform to the current year presentation.